Filed Pursuant to Rule 424(b)(2)
File No. 333-180989

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series L Fixed Rate Notes	$2,000,000,000	$229,200

(1)

The total filing fee of $229,200 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 1 dated June 20, 2012

(to Prospectus Supplement dated May 25, 2012

and Prospectus dated April 27, 2012)

WELLS FARGO & COMPANY

Medium-Term Notes, Series L

Fixed Rate Notes

Aggregate Principal Amount

Offered:	$2,000,000,000

Trade Date:	June 20, 2012

Original Issue Date (T+5):	June 27, 2012

Stated Maturity Date:	July 1, 2015

Interest Rate:	1.50%

Interest Payment Dates:	Each January 1 and July 1, commencing January 1, 2013, and at maturity

Price to Public (Issue Price):	99.804%, plus accrued interest, if any, from June 27, 2012

Agent Discount

(Gross Spread):	0.25%

All-in Price (Net of

Agent Discount):	99.554%, plus accrued interest, if any, from June 27, 2012

Net Proceeds:	$1,991,080,000

Benchmark:	UST 0.375% due June 15, 2015

Benchmark Yield:	0.417%

Spread to Benchmark:	+115 basis points

Re-Offer Yield:	1.567%

Listing:	None

Agents:

Principal Amount
Wells Fargo Securities, LLC	$1,600,000,000
Citigroup Global Markets Inc.	$48,000,000
Credit Suisse Securities (USA) LLC	$48,000,000
Goldman, Sachs & Co.	$48,000,000
J.P. Morgan Securities LLC	$48,000,000
Morgan Stanley & Co. LLC	$48,000,000
Apto Partners, LLC	$10,000,000
Barclays Capital Inc.	$10,000,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	$10,000,000
Capital One Southcoast, Inc.	$10,000,000
Deutsche Bank Securities Inc.	$10,000,000
HSBC Securities (USA) Inc.	$10,000,000
Lloyds Securities Inc.	$10,000,000
Loop Capital Markets LLC	$10,000,000
National Bank of Canada Financial Inc.	$10,000,000
Natixis Securities Americas LLC	$10,000,000
RBC Capital Markets, LLC	$10,000,000
Samuel A. Ramirez & Company, Inc.	$10,000,000
Santander Investment Securities Inc.	$10,000,000
TD Securities (USA) LLC	$10,000,000
UBS Securities LLC	$10,000,000
The Williams Capital Group, L.P.	$10,000,000

Total:	$2,000,000,000

Plan of Distribution:	On June 20, 2012, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.554%, plus accrued interest, if any, from June 27, 2012. The purchase price equals the issue price of 99.804% less an underwriting discount of 0.25% of the principal amount of the notes.

CUSIP:	94974BFE5

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